EXHIBIT 12


COMPUTATION OF RATRIOS OF EARNINGS TO FIXED CHARGES



                                        1996           1995           1994
-----------------------------          --------       ---------      ---------

Income before taxes                    $456,230        $386,655       $362,521
Add fixed charges:
  Interest expense                       28,373          29,495         29,765
  Interest factor on rent                 8,085           7,271          5,026
Total fixed charges                      36,458          36,766         34,791
Earnings before fixed charges
 and taxes on income                   $492,688        $423,421       $397,312
Ratio of earnings to fixed charges
                                             13.5           11.5           11.4